UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 23, 2011

Vital Images, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-22229	41-1321776
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5850 Opus Parkway, Suite 300, Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (952) 487-9500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           The Compensation Committee of Vital Images, Inc. (the “Company”) took the following actions on January 26, 2011, which were approved by the Company’s Board of Directors on February 23, 2011:

Adopted performance measures for the Management Incentive Plan for the year ending December 31, 2011 (“2011 MIP”), which includes the following potential awards to the Company’s Named Executive Officers: Michael H. Carrel, President and Chief Executive Officer, will be eligible for non-equity-based incentive compensation equal to 65% of his base salary; Aaron Akyuz, Executive Vice President — Engineering, will be eligible for non-equity-based incentive compensation equal to 50% of his base salary; Steve P. Canakes, Executive Vice President — Sales and International Operations, will be eligible for non-equity-based incentive compensation equal to 75% of his base salary; Peter J. Goepfrich, Chief Financial Officer, will be eligible for non-equity-based incentive compensation equal to 50% of his base salary; and Vikram Simha, Chief Technology Officer, will be eligible for non-equity-based incentive compensation equal to 35% of his base salary.  For each of Mr. Carrel, Mr. Akyuz, Mr. Goepfrich and Mr. Simha, 45% of each person’s 2011 bonus will be based on achievement of a revenue objective, 50% will be based on achievement of an adjusted EBITDA objective, and 5% will be based on achievement of a customer service objective.  For Mr. Canakes, 15% of his 2011 bonus will be based on achievement of a revenue objective, 16.67% will be based on achievement of an adjusted EBITDA objective, 1.67% will be based on achievement of a customer service objective, and 67% will be based on achievement of sales-based objectives.  However, no part of the bonuses will be paid under the 2011 MIP unless the Company meets a certain level of adjusted EBITDA for the year ending December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vital Images, Inc.

Date: March 1, 2011.

	By	/s/ Michael H. Carrel
Michael H. Carrel
President and Chief Executive Officer
(Principal Executive Officer)